Eilenberg & Krause llp
11 East 44th Street
New York, New York 10017

Telephone: (212) 986-9700
Facsimile: (212) 986-2399

December 20, 2010

Acorn Energy, Inc.
4 West Rockland Road
Montchanin, DE 19710

Ladies and Gentlemen:

We are acting as counsel to Acorn Energy, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3, File No. 333-169434 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) relating to the proposed public offering (the “Offering”) of (i) up to 1,150,000 shares of the common stock, par value $.01 per share (the “Common Stock”) of the Company (the “Shares”), and (ii) Warrants (the “Warrants”) to purchase 80,500 shares of Common Stock (the “Warrant Shares”) to be issued to the placement agent for the Offering.  The Offering is being made pursuant to the Prospectus dated October 27, 2010, which forms a part of the Registration Statement, as supplemented by a Prospectus Supplement dated December 17, 2010,  expected to be filed on or about December 21, 2010 (together with the Prospectus, the “Prospectus Supplement”).

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed, including the form of Placement Agent Agreement between the Company and HFP Capital Markets LLC (the “Placement Agent Agreement”) and form of Subscription Agreement for the Offering (the Subscription Agreement”), each dated December 17, 2010 and expected to be filed by the Company as exhibits to the Company’s Current Report on Form 8-K on or about December 17, 2010.   In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof:

Acorn Energy, Inc.
December 20, 2010

1. The Shares, the Warrants and the Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company.

2. When sold in the manner contemplated by Subscription Agreements, and upon receipt by the Company of payment therefore as provided therein, the Shares will be validly issued, fully paid and nonassessable.

3. When issued in accordance with the Placement Agent Agreement and the Prospectus Agreement, the Warrants will be valid, binding, and enforceable obligations of the company.

4.  The Warrant Shares, when issued upon the exercise of the Warrants in accordance with the terms thereof, will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement.  We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

Please be advised that we are qualified to practice law in the State of New York, and we do not purport to be experts on, nor do we express any opinion as to, the laws of any jurisdiction other than the laws of the State of New York, the Delaware General Corporation Law and the federal laws of the United States.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K expected to be filed on December 20, 2010, and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/S/ EILENBERG & KRAUSE LLP

EILENBERG & KRAUSE LLP